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                                                                    Exhibit 5(a)



                   Debevoise & Plimpton
                     875 Third Avenue
                    New York, NY 10022
                Telephone:  (212) 909-6000
                Facsimile:  (212) 909-6836

                                                                  April 21, 1997



Protective Life Corporation
2801 Highway 280 South
Birmingham, Alabama 35202

PLC Capital Trust I
c/o Protective Life Corporation
2801 Highway 280 South
Birmingham, Alabama 35202


                      Protective Life Corporation
                        PLC Capital Trust I
                  Registration Statement on Form S-3
                  ----------------------------------


Ladies and Gentlemen:

       We have acted as special counsel to Protective Life Corporation, a Delaware corporation ("Protective Life"), and PLC Capital Trust I, a statutory business trust


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Protective Life Corporation   2                                   April 21, 1997
PLC Captive Trust I

organized under the laws of the State of Delaware ("PLC Capital"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), of a Registration Statement on Form S-3 (Registration No. 333-25027) (the "Registration Statement"), relating to (I) the public offering of up to $75,000,000 in the aggregate of Trust Originated Preferred Securities ("TOPRSSM") (the "Preferred Securities"), representing preferred undivided interests in the assets of PLC Capital and (II) the issuance by Protective Life of the Subordinated Debentures due 2027, Series B (the "Subordinated Debt Securities"). The proceeds of the offering of Preferred Securities by PLC Capital (together with the proceeds from the issuance of common interests in PLC Capital) will be loaned by PLC Capital to Protective Life and such loan will be evidenced by the Subordinated Debt Securities. In addition, certain payment obligations of PLC Capital with respect to the Preferred Securities will be guaranteed (on a subordinated basis) by Protective Life pursuant to the Preferred Securities Guarantee (the "Guarantee") to be executed by Protective Life for the benefit of holders of Preferred Securities.

       In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

       Based upon the foregoing, we are of the following opinion:


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Protective Life Corporation   3                                   April 21, 1997
PLC Captive Trust I

       1. Protective Life is validly existing as a corporation in good standing under the laws of the State of Delaware.

       2. The execution and delivery of Supplemental Indenture No. 3 to the Subordinated Indenture, dated as of June 1, 1994, from Protective Life to AmSouth Bank of Alabama (as successor by conversion of charter to AmSouth Bank, N.A.) (the "Supplemental Indenture") and the Subordinated Debt Securities have been duly authorized by Protective Life. When the Supplemental Indenture has been duly executed and delivered by Protective Life and AmSouth Bank of Alabama and the Subordinated Debt Securities have been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and any prospectus relating thereto and in accordance with the Supplemental Indenture, assuming the terms of such Subordinated Debt Securities are in compliance with then applicable law, the Subordinated Debt Securities will be validly issued and will constitute valid and binding obligations of Protective Life enforceable against Protective Life in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity (whether considered in a proceeding at law or in equity).

       3. The execution and delivery of the Guarantee have been duly authorized by Protective Life. When (I) the Guarantee has been duly executed and delivered, (II) the Preferred Securities to which the Guarantee relates have been duly issued and sold and the purchase price therefor has been received by PLC Capital and


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Protective Life Corporation   4                                   April 21, 1997
PLC Captive Trust I

    (III) the Guarantee shall have been qualified under the Trust Indenture Act of 1939, as amended, the Guarantee will constitute a valid and legally binding obligation of Protective Life, enforceable against Protective Life in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the rights of creditors generally and to general equitable principles (whether considered in a proceeding in equity or at law).

       Our opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law, and the federal laws of the United States of America.

       We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the 1933 Act or the Rules and Regulations of the Commission thereunder.

                           Very truly yours,


                           /s/ Debevoise & Plimpton